Contact:

William S. Jones
Executive Vice President
and Chief Administrative Officer
615/849-2272

CAVALRY BANCORP, INC. REPORTS
FIRST QUARTER EARNINGS

Murfreesboro, Tennessee-April 25, 2003-Cavalry Bancorp, Inc. (the "Company") (Nasdaq NMS:CAVB) announced today first quarter consolidated earnings for its wholly-owned subsidiary Cavalry Banking ("Bank") and the Company.

Net income increased from $1.1 million or $0.16 per share basic and diluted for the quarter ended March 31, 2002 to $1.2 million or $0.18 per share basic and diluted for the quarter ended March 31, 2003.  Annualized return on average assets increased from 1.04% for the quarter ended March 31, 2002 to 1.06% for the quarter ended March 31, 2003.  Annualized return on average equity also increased from 9.00% for the quarter ended March 31, 2002 to 9.44% for the quarter ended March 31, 2003.

This increase in earnings was a result of increased gain on sale of loans, and increased non-interest income.  These increases were partially offset by increased non-interest expenses and a decline in net interest income.  Net interest income decreased 2.48% from $4.0 million for the quarter ended March 31, 2002, to $3.9 million for the same period in 2003.  Gain on sale of loans increased 132.34% from $569,000 for the quarter ended March 31, 2002 to $1.3 million for the same period in 2003.  Other income increased 20.77% from $1.9 million for the quarter ended March 31, 2002, to $2.3 million for the same period in 2003.  Other expenses increased 23.40% from $4.5 million for the quarter ended March 31, 2002, to $5.6 million for the same period in 2003.

Total assets of the Company decreased from $464.4 million at December 31, 2002 to $457.6 million at March 31, 2003.  Net loans receivable increased from $300.5 million at December 31, 2002 to $315.8 million at March 31, 2003.  Loans held-for-sale decreased from $17.8 million at December 31, 2002 to $3.3 million at March 31, 2003.  Deposits decreased from $407.8 million at December 31, 2002 to $397.5 million at March 31, 2003.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

[Selected financial data follows]

# # #

Cavalry Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

Assets	March 31	December 31
	2003	2002

Cash and cash equivalents	$64,693	73,162
Investment securities available-for-sale, at fair value	38,112	37,926
Loans held for sale,at estimated fair value	3,349	17,800
Loans receivable, net of allowances for loan losses
of $4,634 at March 31, 2003 and $4,657 at December 31, 2002	315,785	300,524
Accrued interest receivable	1,581	1,577
Office properties and equipment, net	18,644	18,108
Required investments in stock of Federal Home Loan Bank
and Federal Reserve Bank stock, at cost	2,896	2,874
Foreclosed assets	201	203
Bank owned life insurance	8,018	7,921
Goodwill	1,772	1,772
Other assets	2,582	2,498

Total assets	$457,633	464,365

Liabilities

Liabilities:
Deposits:
Non-interest-bearing	$59,935	57,343
Interest-bearing	337,531	350,409

	397,466	407,752
Advances from Federal Home Loan Bank of Cincinnati	2,930	2,944
Accrued expenses and other liabilities	6,427	3,923

Total liabilities	406,823	414,619

Shareholders' Equity

Preferred stock, no par value
Authorized - 250,000 shares; none issued or outstanding at
March 31, 2003 and December 31, 2002	-	-
Common stock, no par value
Authorized- 49,750,000 shares; issued and outstanding
6,820,179 and 6,830,679 at March 31, 2003, and
December 31, 2002	9,199	9,138
Retained earnings	44,413	43,543
Unallocated ESOP shares	(2,887)	(3,057)
Accumulated other comprehensive income, net of tax	85	122

Total shareholders' equity	50,810	49,746

Total liabilities and shareholders' equity	$457,633	464,365

Cavalry Bancorp, Inc.
Consolidated Statements of Operations
Unaudited
(In thousands, except per share data)
	Three Months Ended
	March 31

	2003	2002

Interest and dividend income:
Loans	$5,089	5,226
Investment securities	218	520
Other	126	172

Total interest and dividend income	5,433	5,918

Interest expense - deposits	1,519	1,924
Interest expense - borrowings	24	5

Total interest expense	1,543	1,929

Net interest income	3,890	3,989

Provision for loan losses	56	109

Net interest income after provision for loan losses	3,834	3,880

Non-interest income:

Servicing income	71	69
Gain on sale of loans, net	1,322	569
Gain on sale of investment securities, net	11	-
Deposit servicing fees and charges	1,055	879
Trust fees	246	256
Insurance commissions, fees and premiums	616	459
Other operating income	298	239

Total non-interest income	3,619	2,471

Non-interest expenses:
Salaries and employee benefits	3,659	2,792
Occupancy expense	315	270
Supplies, communications, and other office expenses	253	259
Federal insurance premiums	15	16
Advertising expense	101	87
Equipment and service bureau expense	695	624
Other operating expense	520	456

Total non-interest expense	5,558	4,504

Income before income tax expense	1,895	1,847

Income tax expense	727	778

Net income	$1,168	1,069

Basic Earnings Per Share	$0.18	0.16

Diluted Earnings Per Share	$0.18	0.16

Weighted average shares outstanding - Basic	6,365,767	6,495,260

Weighted average shares outstanding - Diluted	6,579,436	6,643,655

Cavalry Bancorp, Inc.
Consolidated Financial
Highlights
(unaudited)
(dollars in thousands)
	March	December
	31	31%
	2003	2002	Change

FINANCIAL CONDITION DATA:

Total assets	$457,633	464,365	-1.45%
Loans receivable, net	315,785	300,524	5.08%
Loans held-for-sale	3,349	17,800	-81.19%
Investment securities available-for-sale	38,112	37,926	0.49%
Cash and cash equivalents	64,693	73,162	-11.58%
Deposits	397,466	407,752	-2.52%
Borrowings	2,930	2,944	-0.48%
Shareholders' equity	50,810	49,746	2.14%

	For the Quarters ending
	March 31%

	2003	2002	Change

OPERATING DATA:

Interest and dividend income	$5,433	5,918	-8.20%
Interest expense	1,543	1,929	-20.01%

Net interest income	3,890	3,989	-2.48%
Provision for loan losses	56	109	-48.62%

Net interest income
after provision for loan losses	3,834	3,880	-1.19%

Gain on sale of loans, net	1,322	569	132.34%
Other non-interest income	2,297	1,902	20.77%
Non-interest expenses	5,558	4,504	23.40%

Income before income tax expense	1,895	1,847	2.60%
Income tax expense	727	778	-6.56%

Net income	$1,168	1,069	9.26%

	For The Quarters Ending
	March 31,

	2003	2002

KEY FINANCIAL RATIOS

Performance Ratios:
Return on average assets	1.06%	1.04%
Return on average shareholders' equity	9.44%	9.00%
Interest rate spread	3.73%	4.18%
Net interest margin	3.98%	4.44%
Average interest-earning assets
to average interest-bearing
liabilities	115.89%	111.75%
Non-interest expense as a
percent of average total assets	5.04%	4.39%
Efficiency ratio	74.02%	69.72%

Asset Quality Ratios:
Nonaccrual and 90 days or more
past due loans as a percent
of total loans, net	0.15%	0.20%
Nonperforming assets as a
percent of total assets	0.15%	0.20%
Allowance for loan losses as a
percent of total
loans receivable	1.45%	1.52%
Net charge-offs to average
outstanding loans	0.03%	0.00%